EXHIBIT 99.1

Contact:	Joe Schierhorn, Chief Financial Officer (907) 261-3308

NEWS RELEASE

Northrim BanCorp Profits Increased 14% to $12.9 Million, or $1.97 Per Diluted Share, in 2012

ANCHORAGE, Alaska—January 23, 2013 — Northrim BanCorp, Inc. (NASDAQ:NRIM) today reported 2012 net profits rose 14% to $12.9 million, or $1.97 per diluted share from $11.4 million, or $1.74 per diluted share in 2011. In the fourth quarter of 2012, Northrim earned $3.2 million, or $0.48 per diluted share, compared to $4.1 million, or $0.62 per diluted share in the preceding quarter and $3.3 million or $0.50 per diluted share in the fourth quarter a year ago. Third and fourth quarter 2012 earnings were positively impacted by net recoveries of previously charged-off loans totaling $1.4 million and $218,000, respectively, which led to negative provisions for loan losses for these periods.

“Our improving asset quality, coupled with a stable local economy and loan growth are supporting our profitability,” said Marc Langland, Chairman, President and CEO of Northrim Bancorp. “We have the capacity and the liquidity to fund loan growth this year and are actively marketing loans to businesses in Alaska. The profitability of our franchise added $1.58 per share to tangible book value this year, bringing it to $19.67 per share at the end of the year. This 8.7% growth in tangible book value and our increasing cash dividends have allowed us to continue to provide increased value for our shareholders.”

Financial Highlights (at or for the periods ended December 31, 2012, compared to September 30, 2012, and December 31, 2011)

•	Diluted earnings per share increased 13% to $1.97 in 2012, compared to $1.74 per diluted share in 2011.

•	Total revenues, which include net interest income plus other operating income, increased 4% to $57.7 million in 2012, compared to $55.5 million in 2011.

•	Net interest income was $42.2 million in 2012, compared to $42.4 million in 2011. In the fourth quarter of 2012, net interest income was $10.8 million, compared to $10.6 million in the quarter ended September 30, 2012 and $10.8 million in the fourth quarter a year ago.

•	Other operating income, which includes revenues from financial services affiliates, service charges, and electronic banking, contributed 28.7% to fourth quarter total revenues and 26.8% to full year 2012 total revenues, up from 26.5% in the fourth quarter and 23.6% of full year total revenues in 2011.

•	Northrim paid a quarterly cash dividend of $0.15 per share in December 2012, up from $0.13 per share in December of 2011. The dividend provides a yield of approximately 2.6% at current market share prices.

•	Tangible book value was $19.67 per share at December 31, 2012, an increase of 9% from $18.09 per share a year ago.

•	Asset quality improved with nonperforming assets declining to $9.1 million, or 0.78% of total assets at December 31, 2012, compared to $10.7 million, or 0.94% of total assets at September 30, 2012 and $12.6 million, or 1.16% of total assets a year ago.

•	The allowance for loan losses totaled 2.33% of gross loans at the end of 2012, compared to 2.46% at the end of the third quarter of 2012 and 2.56% a year ago. Northrim realized $1.5 million in net recoveries in 2012 reflecting collections on previously charged-off loans. As a result, Northrim recorded a negative loan loss provision of $1.6 million in 2012, compared to a loan loss provision of $2.0 million in 2011.

•	In the third quarter of 2012, Northrim established a $349,000 reserve for its purchased receivables assets and added $8,000 to the reserve in the fourth quarter. The reserve was based on a five year average of historical losses on these accounts. Purchased receivables balances are listed on the balance sheet net of this reserve.

•	Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets at December 31, 2012, of 15.34%, compared to 15.36% at the end of the prior quarter and 15.20% a year ago. Tangible common equity to tangible assets was 11.12% at December 31, 2012, compared to 11.17% in the preceding quarter and 10.86% a year ago.

•	In June 2012, Northrim was added to the U.S. Small-Cap Russell 2000® Index after the Russell Investment Group reconstituted its comprehensive set of U.S. and global equity indexes in June of 2012.

“With increasing activity in the natural resources sector and improvement in the construction market, we are seeing more demand for commercial loans,” said Joe Beedle, President and CEO of Northrim Bank. “In addition, we continue to benefit from strong residential loan volumes through our affiliate, Residential Mortgage, LLC. Residential Mortgage is one of the top three mortgage lenders in Alaska. We believe that Residential Mortgage had a record year for loan originations in 2012 due in large part to an increase in the mortgage refinance market. We also believe that Residential Mortgage’s loan origination volume will decrease in 2013 due to lower mortgage refinance activity.”

Alaska Economic Update

“Resource development projects in Alaska, particularly on the North Slope, are generating more activity in exploration and overall investment than we have seen recently,” said Langland. “We believe that these long-term initiatives have the potential to help slow the decline in energy production. While legislative initiatives to reform taxes on energy producers are also making progress, actual reforms are still uncertain. Positive movement on these tax issues is a critical element in the efforts to encourage the major oil producers to increase their investments in the North Slope oilfields.”

A review of the Alaska labor market published by the Alaska Department of Labor in the January 2013 issue of Alaska Economic Trends noted that “Alaska added jobs at a pace of 1.6% in 2012, continuing a three-year trend of employment growth that followed the end of the national recession. The state is expected to continue gaining jobs in 2013 but at a slightly more modest pace — 1.2%, or 4,200 new jobs statewide. Construction jobs increased by an estimated 4.4% in 2012 and are forecasted to stay relatively flat in 2013, with 0.6% growth. Public spending projects — including transportation, public sanitation, and education — and a slowly recovering residential real estate market have given the construction industry enough momentum to add a modest number of jobs in 2013.”

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis and commentary on Alaska’s economy. With contributions from economists, business leaders, policy makers and everyday Alaskans, Alaskanomics aims to engage readers in an ongoing conversation about our economy, now and in the future. Join the conversation at Alaskanomics.com or for more information on the Alaska economy, visit: www.northrim.com and click on the “About Alaska” tab.

Balance Sheet Review

Northrim’s assets totaled $1.16 billion at December 31, 2012, compared to $1.13 billion three months earlier and $1.09 billion a year ago.

Investment securities totaled $208.6 million at December 31, 2012, compared to $177.1 million at September 30, 2012 and $227.9 million a year ago. At December 31, 2012, the investment portfolio was comprised of 59% U.S. Agency securities (primarily Federal Home Loan Bank and Federal Farm Credit Bank debt), 12% Alaskan municipality, utility, or state agency securities, 28% corporate securities, and 1% stock in the Federal Home Loan Bank of Seattle. At December 31, 2012, the average estimated duration of the investment portfolio was less than two years, and the portfolio generated an average yield of 1.65%. “The liquidity on our balance sheet and the short duration of our investment portfolio contribute to our capacity to fund loan growth and reduce the risk to principal balances when interest rates start to rise,” said Joe Schierhorn, Chief Financial Officer.

“We increased our portfolio loans 5% in the fourth quarter of 2012 and 9% year-over-year, as our efforts to bring in new customers are continuing to make progress,” said Beedle. Portfolio loans totaled $704.2 million at December 31, 2012, as compared to $671.6 million at the end of September 30, 2012, and $645.6 million a year ago. At December 31, 2012, commercial loans totaled $273.4 million and accounted for 38.8% of portfolio loans, compared to $251.2 million at September 30, 2012, and $252.7 million a year ago. Commercial real estate loans, of which 23% are owner occupied, totaled $344.6 million at December 31, 2012, and accounted for 48.9% of portfolio loans, compared to a total of $339.4 million at September 30, 2012, and $315.9 million at December 31, 2011. Construction and land development loans totaled $53.6 million at December 31, 2012, and accounted for 7.6% of portfolio loans, compared to $47.3 million at September 30, 2012 and $40.2 million at December 31, 2011. “We are continuing to see improvement in the residential construction market,” Beedle added.

Loans held for sale decreased to $11.7 million at the end of 2012, from $37.3 million at September 30, 2012 and $27.8 million a year ago, reflecting the seasonality in the mortgage market. Northrim purchases these loans from its mortgage affiliate, Residential Mortgage, and sells them into the secondary market.

The mix of deposits continues to improve with balances in transaction accounts at December 31, 2012 representing 90.4% of total deposits, up from 88.1% a year ago. At the end of 2012, total deposits were $970.1 million, up 3% from $944.9 million at September 30, 2012, and up 6% from $911.2 million a year ago.

Noninterest-bearing demand deposits at December 31, 2012, were up 11% from a year ago and interest-bearing demand deposits grew 3% over the same period. At year end, money market balances increased 17% and savings account balances were up 10% from year ago levels, while the Alaska CD (a flexible certificate of deposit program) balances were down 1%. Time deposit balances fell 15% during the past twelve months. At the end of 2012, noninterest-bearing demand deposits accounted for 37.2% of total deposits, interest-bearing demand accounts were 15.1%, savings deposits were 9.0%, money market balances accounted for 18.7%, the Alaska CD accounted for 10.4% and time certificates were 9.6% of total deposits.

Shareholders’ equity totaled $136.4 million, or $20.93 per share, at December 31, 2012, compared to $134.1 million, or $20.70 per share, at September 30, 2012, and $125.4 million, or $19.39 per share, a year ago. Tangible book value per share was $19.67 at December 31, 2012, compared to $19.43 per share at September 30, 2012, and $18.09 per share a year ago. Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 15.34% at December 31, 2012.

Asset Quality

“While our asset quality was impacted by the global economic recession over the past three years, we weathered the storm better than many banks in the nation,” said Chris Knudson, Chief Operating Officer. “In 2012, we recognized net recoveries of $1.5 million, which included a $1.0 million recovery in the third quarter on a commercial loan that had been previously charged off to our reserve account,” continued Knudson. Asset quality continued to improve during 2012 with nonperforming loans dropping to 0.64% of portfolio loans from 1.14% a year ago. The ratio of nonperforming assets (NPAs) to total assets dropped to 0.78% at December 31, 2012, down from 0.94% three months earlier and 1.16% a year ago.

NPAs were $9.1 million at December 31, 2012, compared to $10.7 million in the preceding quarter and $12.5 million a year ago. Nonperforming loans declined to $4.5 million at December 31, 2012, as compared to $4.9 million at September 30, 2012, and $7.4 million a year ago. Other real estate owned (OREO) was $4.5 million at year end 2012, compared to $5.8 million in the preceding quarter and $5.2 million at the end of 2011.

Loans measured for impairment totaled $13.1 million at December 31, 2012, compared to $13.1 million at the end of September 30, 2012, and $9.5 million in the fourth quarter a year ago.

At December 31, 2012, there were $3.5 million of restructured loans included in nonaccrual loans, as compared to $3.7 million at September 30, 2012, and $2.2 million at December 31, 2011. At December 31, 2012, there were $8.6 million in performing restructured loans that were not included in nonaccrual loans, as compared to $7.9 million at September 30, 2012, and $2.3 million at December 31, 2011. “Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans,” said Schierhorn. “We present restructured loans that are performing separately from those that are in nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.”

The coverage ratio of the allowance for loan losses to nonperforming loans increased to 362.13% at December 31, 2012, compared to 337.43% three months earlier, and 224.20% a year ago. The allowance for loan losses was $16.4 million, or 2.33% of portfolio loans at year end 2012, compared to $16.5 million, or 2.46% of portfolio loans at the end of the preceding quarter and $16.5 million, or 2.56% of portfolio loans a year ago.

Review of Operations:

Revenue and Net Interest Income

Total revenues, which include net interest income plus other operating income, continue to benefit from contributions from our complementary financial business services. Total revenues increased 4% to $57.7 million in 2012 compared to $55.5 million a year ago. Fourth quarter total revenues increased 2% to $15.1 million compared to $14.8 million in the third quarter of 2012 and $14.6 million in the fourth quarter of 2011.

For the year ended 2012, net interest income was down slightly to $42.2 million from $42.4 million in 2011. Fourth quarter 2012 net interest income increased 2% to $10.8 million, compared to $10.6 million in the immediate prior quarter and was unchanged from $10.8 million in the fourth quarter of 2011.

“Low interest rates continue to put downward pressures on our margin, but loan growth and a healthy mix in our deposit balances have offset these pressures and allowed us to sustain our net interest income,” Schierhorn noted. “In addition, our net interest margin continues to be well above the average for the SNL Bank and Thrift Index of 3.04% at September 30, 2012. In the fourth quarter of 2012, Northrim’s net interest margin (NIM) was 4.25%, down 11 basis points from 4.36% in the third quarter and down 30 basis points from 4.55% in the fourth quarter a year ago. For 2012, NIM was 4.40% compared to 4.59% in 2011.

Provision for Loan Losses

“Net loan recoveries in the second half of the year totaled $1.7 million, resulting in a $1.6 million negative loan loss provision in 2012. With NPAs below 1% of total assets, and reserves at 2.33% of gross portfolio loans and more than three and a half times the balance of nonperforming loans, we believe a reverse provision was appropriate,” said Schierhorn. Northrim booked a negative loan loss provision in the fourth quarter of 2012 totaling $300,000 and a negative provision of $1.4 million, in the preceding quarter and a provision of $350,000 in the fourth quarter a year ago. For 2012, the provision for loan losses was a benefit of $1.6 million, compared to an expense of $2.0 million last year.

Other Operating Income

Northrim has a number of complementary businesses that provide a comprehensive suite of financial services to businesses and individuals, including purchased receivables financing, health insurance plans, mortgages, and wealth management. “Residential Mortgage, our mortgage affiliate in which we have a 23.5% ownership interest, has generated record breaking volumes in mortgage lending in the past two years as mortgage rates have dropped to historically affordable levels,” said Beedle. “We believe that mortgages will continue to be an integral part of the financing needs of our customers and that Residential Mortgage will continue to provide contributions to revenues in the coming years.”

Total other operating income increased 18% to $15.4 million in 2012, compared to $13.1 million in 2011. In the fourth quarter of 2012, total operating income grew 4% to $4.3 million from $4.2 million in the preceding quarter and 12% compared to $3.9 million in the fourth quarter a year ago.

Purchased receivable income contributed $776,000 to fourth quarter 2012 revenues, compared to $826,000 in the preceding quarter and $817,000 in the fourth quarter a year ago. For 2012, purchased receivable income increased 12% to $3.0 million, compared to $2.7 million a year ago. The purchased receivable income varies from quarter to quarter depending upon the financing needs of our customers.

Income from Northrim’s employee benefit plan affiliate increased 9% to $2.4 million in 2012, compared to $2.2 million in 2011. Employee benefit plan income contributed $604,000 to fourth quarter 2012 revenues, compared to $609,000 in the preceding quarter and $538,000 in the fourth quarter of 2011.

Service charges on deposit accounts continue to shrink due to declines in overdraft fees. In 2012, services charges on deposit accounts fell 4% to $2.2 million. In the fourth quarter of 2012, service charges were down 1% to $528,000 from $536,000 in the preceding quarter and fell 7% from $569,000 in the year ago quarter. Electronic banking income increased 8% in the fourth quarter of 2012, compared to the third quarter of this year and the year ago quarter. For 2012, electronic banking income grew 6% to $2.1 million from $1.9 million a year ago. Gain on sale of securities contributed $336,000 to revenues in 2012, compared to $419,000 in 2011.

Other Operating Expenses

For 2012, operating expenses increased 8% to $39.6 million, from $36.8 million in 2011. Overhead costs increased 6% during the fourth quarter of 2012 as compared to the third quarter of this year and increased 12% compared to the fourth quarter of 2011. Overhead in 2011 benefited from gains on sale and rental income from OREO properties that resulted in a net benefit of $710,000, compared to net expenses of $1.1 million in 2012. Compensation costs increased 5% in 2012 primarily due to increased health benefit costs, while full-time equivalent employee count declined to 245 at year end from 260 a year ago. “We are continuing to grow our franchise, in terms of assets, loans and profitability, without increasing our staffing levels, in part due to advances in technology. More than half of our transactions are now electronic rather than in-branch,” said Knudson. “In addition, during the third quarter of 2012, we established a $349,000 reserve for our purchased receivables. Our purchased receivables assets are listed on our balance sheet net of this reserve.”

Provision for Income Taxes

“With the change in the mix of our investment securities, particularly with a reduced tax exempt securities portfolio, our effective tax rate increased in the fourth quarter and year-to-date periods. We anticipate our provision for income taxes will stabilize or decline slightly in 2013,” said Schierhorn. The provision for income taxes was $6.2 million, or 31.4% of 2012 pretax income, compared to $4.9 million, or 29.2% of pretax income a year ago.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with ten branches in Anchorage, the Matanuska Valley, and Fairbanks serving 70% of Alaska’s population; and an asset based lending division in Washington. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Elliott Cove Insurance Agency, LLC; Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Sources: http://www.adn.com/2013/01/04/2742525/compass-alaskas-resources-draw.html and http://www.labor.state.ak.us/trends/jan13.pdf a and
http://www.snl.com/interactivex/snapshot.aspx?id=4073343#navbar=mortgagemarketshare.aspx%253FID%253D 4073343%2526ResetDefaults%253D1 and
http://www.snl.com/InteractiveX/indexFinancials.aspx?GeographyGlobalRegion=-1&TimePeriod=8&Industry= 0%2c18%2c1%2c2%2c39%2c8%2c7%2c22%2c10%2c21&CSI=0&IndexViewType=0&Refreshed=1&SelectedYield2=YID:7&Gr aphType=1&ComparisonIndex2=2&SelectedIndex2=IID:10&Tabular=False&FocusIndustry=0

Income Statement

(Dollars in thousands, except per share data)	Three Months Ended				
(Unaudited)	December 31, 2012	September 30, 2012	Three Month % Change	December 31, 2011	One Year % Change
Interest Income:					
Interest and fees on loans	$10,569	$10,416	1%	$10,603	0%
Interest on portfolio investments	685	708	-3%	889	-23%
Interest on deposits in banks	95	80	19%	48	98%
Total interest income	11,349	11,204	1%	11,540	-2%
Interest Expense:					
Interest expense on deposits	367	408	-10%	574	-36%
Interest expense on borrowings	202	203	0%	213	-5%
Total interest expense	569	611	-7%	787	-28%
Net interest income	10,780	10,593	2%	10,753	0%
Provision (benefit) for loan losses	(300)	(1,437)	-79%	350	-186%
Net interest income after provision (benefit) for loan losses	11,080	12,030	-8%	10,403	7%
Other Operating Income:					
Equity in earnings from mortgage affiliate	966	963	0%	626	54%
Purchased receivable income	776	826	-6%	817	-5%
Employee benefit plan income	604	609	-1%	538	12%
Electronic banking income	562	520	8%	521	8%
Service charges on deposit accounts	528	536	-1%	569	-7%
Gain on sale of securities	63	-	NA	123	-49%
Other income	844	703	20%	686	23%
Total other operating income	4,343	4,157	4%	3,880	12%
Other Operating Expense:					
Salaries and other personnel expense	5,688	5,484	4%	5,260	8%
Occupancy expense	857	842	2%	943	-9%
Marketing expense	667	436	53%	456	46%
OREO expense, rental income and gains on sale, net	625	249	151%	185	238%
Professional and outside services	376	427	-12%	341	10%
Equipment expense	312	257	21%	313	0%
Insurance expense	258	236	9%	211	22%
Intangible asset amortization expense	59	64	-8%	64	-8%
Reserve for Purchased Receivables	8	349	-98%	-	NA
Other expense	1,705	1,648	3%	1,638	4%
Total other operating expense	10,555	9,992	6%	9,411	12%
Income before provision for income taxes	4,868	6,195	-21%	4,872	0%
Provision for income taxes	1,588	1,991	-20%	1,516	5%
Net income	3,280	4,204	-22%	3,356	-2%
Less: Net income attributable to the noncontrolling interest	118	138	-14%	101	17%
Net income attributable to Northrim BanCorp	$3,162	$4,066	-22%	$3,255	-3%
Basic EPS	$0.49	$0.63	-22%	$0.50	-2%
Diluted EPS	$0.48	$0.62	-23%	$0.50	-4%
Average basic shares	6,500,044	6,471,572	0%	6,458,532	1%
Average diluted shares	6,587,790	6,570,772	0%	6,559,241	0%

Income Statement

(Dollars in thousands, except per share data)
(Unaudited)

	Twelve Months Ended December 31,		
			One Year
	2012	2011	% Change
Interest Income:			
Interest and fees on loans	$41,515	$42,391	-2%
Interest on portfolio investments	2,935	3,309	-11%
Interest on deposits in banks	278	208	34%
Total interest income	44,728	45,908	-3%
Interest Expense:			
Interest expense on deposits	1,682	2,726	-38%
Interest expense on borrowings	823	818	1%
Total interest expense	2,505	3,544	-29%
Net interest income	42,223	42,364	0%
Provision (benefit) for loan losses	(1,559)	1,999	-178%
Net interest income after provision (benefit) for loan losses	43,782	40,365	8%
Other Operating Income:			
Purchased receivable income	3,026	2,703	12%
Equity in earnings from mortgage affiliate	2,635	1,201	119%
Employee benefit plan income	2,369	2,167	9%
Service charges on deposit accounts	2,201	2,296	-4%
Electronic banking Income	2,058	1,945	6%
Gain on sale of securities	336	419	-20%
Other income	2,807	2,359	19%
Total other operating income	15,432	13,090	18%
Other Operating Expense:			
Salaries and other personnel expense	22,032	21,006	5%
Occupancy expense	3,615	3,764	-4%
Marketing expense	1,975	1,771	12%
Professional and outside services	1,479	1,386	7%
Equipment expense	1,205	1,200	0%
OREO expense, rental income and gains on sale, net	1,089	(710)	253%
Insurance expense	913	1,333	-32%
Reserve for Purchased Receivables	357	-	-
Intangible asset amortization expense	252	275	-8%
Other expense	6,683	6,730	-1%
Total other operating expense	39,600	36,755	8%
Income before provision for income taxes	19,614	16,700	17%
Provision for income taxes	6,156	4,873	26%
Net income	13,458	11,827	14%
Less: Net income attributable to the noncontrolling interest	512	429	19%
Net income attributable to Northrim BanCorp	$12,946	$11,398	14%
Basic EPS	$2.00	$1.77	13%
Diluted EPS	$1.97	$1.74	13%
Average basic shares	6,477,266	6,438,625	1%
Average diluted shares	6,574,993	6,554,761	0%

Balance Sheet

(Dollars in thousands)

(Unaudited)

	December 31, 2012	September 30, 2012	Three Month % Change	December 31, 2011	One Year % Change
Assets:					
Cash and due from banks	$40,834	$34,753	17%	$30,644	33%
Interest bearing deposits in other banks	113,979	127,354	-11%	60,886	87%
Portfolio investments	208,634	177,078	18%	227,905	-8%
Loans:					
Loans held for sale	11,705	37,291	-69%	27,822	-58%
Portfolio loans					
Commercial loans	273,432	251,195	9%	252,689	8%
Commercial real estate	344,559	339,436	2%	315,860	9%
Construction loans	53,634	47,333	13%	40,182	33%
Consumer loans	36,019	37,029	-3%	39,834	-10%
Unearned loan fees, net	(3,431)	(3,349)	2%	(3,003)	14%
Total portfolio loans	704,213	671,644	5%	645,562	9%
Total loans	715,918	708,935	1%	673,384	6%
Allowance for loan losses	(16,408)	(16,490)	0%	(16,503)	-1%
Net loans	699,510	692,445	1%	656,881	6%
Purchased receivables, net	19,022	23,326	-18%	30,209	-37%
Other real estate owned, net	4,543	5,766	-21%	5,183	-12%
Premises and equipment, net	27,908	27,989	0%	27,993	0%
Goodwill and intangible assets	8,170	8,228	-1%	8,421	-3%
Other assets	37,507	36,859	2%	37,136	1%
Total assets	$1,160,107	$1,133,798	2%	$1,085,258	7%
Liabilities:					
Demand deposits	$361,167	$352,633	2%	$324,039	11%
Interest-bearing demand	146,262	137,333	7%	141,572	3%
Savings deposits	87,241	85,035	3%	79,610	10%
Alaska CDs	101,165	98,504	3%	102,384	-1%
Money market deposits	181,598	171,210	6%	154,987	17%
Time deposits	92,696	100,229	-8%	108,656	-15%
Total deposits	970,129	944,944	3%	911,248	6%
Securities sold under repurchase agreements	19,038	22,623	-16%	16,348	16%
Other borrowings	4,479	4,517	-1%	4,626	-3%
Junior subordinated debentures	18,558	18,558	0%	18,558	0%
Other liabilities	11,550	9,045	28%	9,043	28%
Total liabilities	1,023,754	999,687	2%	959,823	7%
Shareholders' Equity:					
Northrim BanCorp shareholders' equity	136,260	134,006	2%	125,383	9%
Noncontrolling interest	93	105	-11%	52	79%
Total shareholders' equity	136,353	134,111	2%	125,435	9%
Total liabilities and shareholders' equity	$1,160,107	$1,133,798	2%	$1,085,258	7%